UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 14, 2011 (March 11, 2011)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2011, Cell Therapeutics, Inc., a Washington corporation (the “Company”), entered into a Co-Development and License Agreement (the “Agreement”) with Chroma Therapeutics Ltd. (“Chroma”). Pursuant to the Agreement, the Company has acquired an exclusive license to certain technology and intellectual property controlled by Chroma to develop and commercialize the drug candidate tosedostat in North, Central and South America (collectively, the “Licensed Territory”). Tosedostat is an oral treatment for patients with blood cancers, including refractory or relapsed Acute Myeloid Leukemia (“AML”).

Pursuant to the terms of the Agreement, the Company paid Chroma an upfront fee of $5.0 million upon execution of the Agreement and will make a milestone payment of $5.0 million upon the initiation of the first pivotal trial for AML, which is expected to commence in the fourth quarter of 2011. The Agreement also includes additional development- and sales-based milestone payments related to AML and certain other indications, up to a maximum amount of $209.0 million payable by the Company to Chroma if all development and sales milestones are achieved. The Company will also pay Chroma royalties on net sales of tosedostat in any country within the Licensed Territory, commencing on the first commercial sale of tosodestat in any country in the Licensed Territory and continuing with respect to that country until the later of (a) the expiration date of the last patent claim covering tosedostat in that country, (b) the expiration of all regulatory exclusivity periods for tosedostat in that country or (c) ten years after the first commercial sale in that country.

The Company will oversee and be responsible for performing the development operations and commercialization activities in the Licensed Territory and Chroma will oversee and be responsible for performing the development operations and commercialization activities worldwide except for the Licensed Territory (the “ROW Territory”). Development costs may not exceed $50.0 million for the first three years of the Agreement unless agreed by the parties and the Company will be responsible for 75% of all development costs, while Chroma will be responsible for 25% of all development costs, subject to certain exceptions. Chroma will be solely responsible for the manufacturing of tosodestat for development purposes in the Licensed Territory and the ROW Territory in accordance with the terms of the supply agreement to be entered into by the parties. The Company will be solely responsible, by itself or through one or more third party contract manufacturers, for the manufacture of tosodestat for commercialization purposes in the Licensed Territory.

The Agreement may be terminated by the Company at its convenience upon 120 days’ written notice to Chroma. The Agreement may also be terminated by either party following a material breach by the other party subject to notice and cure periods.

The effectiveness of the Agreement is subject to regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In the event the transaction does not receive regulatory clearance, the $5.0 million upfront fee will be refunded to the Company.

On March 14, 2011, the Company issued a press release entitled “Cell Therapeutics Acquires Exclusive Marketing and Co-Development Rights in the Americas to Chroma Therapeutics’ Tosedostat, a First in Class Tumor Selective Oral Therapy for Treatment of Blood-Related and Other Cancers,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The information provided pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing or other document filed by the Company pursuant to the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings or documents, except to the extent expressly set forth by specific reference in such a filing or document. The information furnished pursuant to this Item 7.01 shall instead be deemed “furnished.”

On March 14, 2011, members of the management team of the Company will host a presentation for investors and analysts in Milan, Italy at 8:30 a.m. Eastern time/1:30 p.m. Central European time/5:30 a.m. Pacific time regarding the Agreement and tosedostat. A copy of the Company’s slides for this presentation is furnished and not filed as Exhibit 99.2 hereto.

Also on March 14, 2011, members of the management team of the Company will host presentations for the media in Milan, Italy regarding the Agreement and tosedostat. A copy of the Company’s slides for these meetings is furnished and not filed as Exhibit 99.3 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 14, 2011, entitled “Cell Therapeutics Acquires Exclusive Marketing and Co-Development Rights in the Americas to Chroma Therapeutics’ Tosedostat, a First in Class Tumor Selective Oral Therapy for Treatment of Blood-Related and Other Cancers.”

99.2	Cell Therapeutics, Inc. Presentation Slides (for Investors and Analysts).

99.3	Cell Therapeutics, Inc. Presentation Slides (for Media).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: March 14, 2011	By:	/S/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 14, 2011, entitled “Cell Therapeutics Acquires Exclusive Marketing and Co-Development Rights in the Americas to Chroma Therapeutics’ Tosedostat, a First in Class Tumor Selective Oral Therapy for Treatment of Blood-Related and Other Cancers.”

99.2	Cell Therapeutics, Inc. Presentation Slides (for Investors and Analysts).

99.3	Cell Therapeutics, Inc. Presentation Slides (for Media).